UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

ConnectOne Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

301 Sylvan Avenue
Englewood Cliffs, New Jersey 07632

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 21, 2020

NOTICE IS HEREBY GIVEN that the Annual Meeting (the “Annual Meeting”) of ConnectOne Bancorp, Inc. (the “Company”), the holding company for ConnectOne Bank (the “Bank”), will be held via webcast on May 21, 2020 at 9:15 a.m. for the purpose of considering and voting upon the following matters, all of which are more completely set forth in the accompanying Proxy Statement:

1.	The election of twelve (12) directors of the Company, each to serve for the terms described in the proxy statement or until his or her successor is elected and shall qualify;

2.	To vote, on an advisory basis, to approve the executive compensation of the Company’s named executive officers, as described in this proxy statement;

3.	To authorize an amendment of the Restated Certificate of Incorporation of the Company to implement a majority voting standard for certain corporate actions;

4.	A proposal to amend and restate the Company’s Certificate of Incorporation, so as to delete inapplicable legacy provisions;

5.	To ratify the appointment of Crowe LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2020; and

6.	Such other business as shall properly come before the Annual Meeting.

Due to guidance from the Federal and New Jersey state governments regarding the impact of the Coronavirus, this year's Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted via live webcast. You will be able to participate in the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/CNOB2020. Because the Annual Meeting is virtual and being conducted via live webcast, shareholders will not be able to attend the Annual Meeting in person. Details regarding how to participate in the meeting online and the business to be conducted at the meeting are more fully described in the accompanying proxy statement.

Only holders of record of shares of the Company’s common stock (the “Common Stock”) at the close of business on March 27, 2020 will be entitled to vote at the Annual Meeting.

If you are participating in the Annual Meeting by webcast, you may vote online during the meeting even if you have already returned your proxy.

Very truly yours, Frank Sorrentino III Chairman of the Board of Directors

Englewood Cliffs, New Jersey
April [   ], 2020

CONNECTONE BANCORP, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON MAY 21, 2020

This Proxy Statement is being furnished to shareholders of ConnectOne Bancorp, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held via webcast at 9:15 a.m. on May 21, 2020. We are holding our Annual Meeting via webcast to help ensure the health and safety of our shareholders, employees and directors, and to comply with guidance from the Federal and New Jersey state governments regarding the impact of the Coronavirus. Because the Annual Meeting is virtual and being held via live webcast, shareholders will not be able to attend the Annual Meeting in person but may participate by joining the live webcast. Please go to:

http://www.virtualshareholdermeeting.com/CNOB2020

for instructions on how to participate in the Annual Meeting. Any shareholder may participate and listen live to the webcast of the Annual Meeting over the Internet at such site. Shareholders of record as of March 27, 2020 may vote and submit questions either in advance of or while participating in the Annual Meeting via the Internet by using the control number included in the on the proxy statement or proxy card. The webcast starts at 9:15 a.m. We encourage you to access the meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.

About the Annual Meeting

Why have I received these materials?

The accompanying proxy is solicited by the Board of Directors of ConnectOne Bancorp, Inc. (referred to throughout this Proxy Statement as the “Company” or “we”), the holding company for ConnectOne Bank, in connection with our Annual Meeting that will take place virtually on May 21, 2020. You are cordially invited to electronically attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Who is entitled to vote at the Annual Meeting?

Holders of Common Stock as of the close of business on March 27, 2020, will be entitled to vote at the Annual Meeting. On March 27, 2020, there were outstanding and entitled to vote 39,665,920 shares of Common Stock, each of which is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

How do I vote my shares at the Annual Meeting?

If you are a “record” shareholder of Common Stock (that is, if you hold Common Stock in your own name as of March 27, 2020 on the Company’s stock records maintained by our transfer agent, Broadridge Financial Solutions, Inc.), you may vote by proxy or online at the Annual Meeting. To vote by proxy, you may use one of the following methods:

●	Telephone voting, by dialing the toll-free number and following the instructions on your proxy card.
●	Internet voting, by accessing the Internet at the web address stated on the proxy card and following the instructions.

●	Mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Can I change my vote after I return my proxy card?

Any shareholder of record has the power to revoke his or her proxy at any time before it is voted. You may revoke your proxy before it is voted at the Annual Meeting by:

●	voting again by telephone or the Internet, or completing a new proxy card with a later date – your latest vote will be counted;
●	filing with the Secretary of the Company written notice of such revocation; or
●	participating in the virtual Annual Meeting and voting online.

What constitutes a quorum for purposes of the Annual Meeting?

The presence at the Annual Meeting online or by proxy of the holders of a majority of the voting power of all outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. With respect to the proxies submitted for each proposal other than the proposal to amend the Company’s Certificate of Incorporation to implement a majority voting standard for certain transactions (Proposal 3), proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

Proposal 3, regarding amending the Company’s Certificate of Incorporation to implement a majority voting standard for certain transactions, requires the approval of two-thirds of the Company’s issued and outstanding shares. As a result, although abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, each will have the same effect as a vote against this proposal

Why is it important to vote my shares?

If we do not have a quorum present at the Annual Meeting, we will need to adjourn the meeting to solicit additional proxies. This will cause additional expense and delay for the Company.

What vote is required to approve each item?

Pursuant to the New Jersey Business Corporation Act (“NJBCA”), directors are elected by the affirmative vote of a plurality of the votes cast. Notwithstanding the foregoing, in accordance with the Company’s Bylaws, each of the Company’s directors has submitted an irrevocable resignation from the Board, which shall become effective in the event such director does not receive at least a majority of the votes cast in any uncontested election. In such event, the director’s resignation will become effective at the earlier of (i) the selection of a replacement director by the Board of Directors, or (ii) 90 days after certification of such stockholder vote. Accordingly, in the event that a nominee for re-election to the Board receives a plurality of the votes cast, but not a majority, he or she shall be re-elected to the Board under the provisions of the NJBCA, but his or her service shall continue only until such resignation becomes effective. Therefore, as a practical matter, re-election to a new term on the Board requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The nonbinding resolution with respect to executive compensation, together with the proposal for the adoption of the Amended and Restated Certificate of Incorporation and the proposal for the ratification of the appointment of the independent registered public accountants, require the affirmative vote of a majority of the votes cast at the Annual Meeting by shares represented online or by proxy.

The proposal for an amendment to the Restated Certificate of Incorporation to implement a majority voting standard for certain transactions,(Proposal 3) require the affirmative vote of two-thirds of the Company’s issued and outstanding shares.

Summary of the Proposals

How does the Board recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxies on the card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

●	FOR the directors’ nominees to the Board of Directors;
●	FOR approval of the non-binding resolution with respect to executive compensation;
●	FOR approval of the amendment to the Restated Certificate of Incorporation of the Company implementing a majority voting standard for certain corporate transactions;
●	FOR adoption of the Amended and Restated Certificate of Incorporation; and
●	FOR ratification of the appointment of Crowe LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2020.

With respect to any other matters that properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of the Company. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described in this proxy statement that would be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

The Company will bear the cost of soliciting proxies. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees. In addition, we have retained Laurel Hill Advisory Group, LLC at an estimated cost of $6,500 plus reimbursement of out of pocket expenses, including per call fees for each call made, to assist in the solicitation of proxies. We also have agreed to indemnify Laurel Hill Advisory Group, LLC against certain liabilities in connection with this proxy solicitation.

Why is the Company proposing to amend its Certificate of Incorporation to implement a majority voting standard for certain transaction?

The Company’s current Certificate of Incorporation provides that the Company cannot engage in certain corporate transactions, including mergers or consolidations in which the Company is the surviving entity, without the affirmative vote of the holders of at least sixty six and 2/3 percent (66-2/3%) of the outstanding shares of Common Stock. This standard is higher than the standards imposed by the New Jersey Business Corporation Act or the Rules of the NASDAQ marketplace, which require at most a simple majority of shares voting. The heightened standard currently in the Company’s Certificate of Incorporation makes expansion of the Company through acquisitions more challenging and adds considerable expense to any potential acquisition. Accordingly, the Board is recommending that this provision be deleted, so that the majority vote standard provided by New Jersey law will govern such votes.

Why is the Company proposing to restate its Certificate of Incorporation?

Following the acquisition of the “Legacy” ConnectOne Bancorp, Inc. on July 1, 2014, the Company’s Certificate of Incorporation was amended and restated in order to facilitate certain provisions of the merger agreement, including a mechanism to ensure board representation on the new combined entity from each constituent party. These provisions expired pursuant to their terms on in 2017.

Furthermore, the Company’s Certificate of Incorporation contains designations for two classes of preferred shares that were issued in connection with the Company’s participation in the United States Treasury’s Trouble Asset Relief Program (“TARP”) and the Small Business Lending Fund (“SBLF”). However, the last of these shares were redeemed in March 2016.

As each of the foregoing provisions have been rendered moot by the passage of time and/or subsequent events, the Company is looking to simplify its Certificate of Incorporation to remove these provisions.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Certificate and By-Laws of the Company provide that the number of Directors shall not be less than five (5) or more than twenty-five (25) and permit the exact number to be determined from time to time by the Board of Directors.

For 2020, there are twelve (12) nominees for Director. There are no arrangements or understandings between any director, or nominee for directorship, pursuant to which such director or nominee was selected as a director or nominee.

The Board of Directors of the Company has nominated for election to the Board of Directors the persons named below, each of whom currently serves as a member of the Board. If elected, each will serve until the 2021 Annual Meeting of Shareholders, and until his or her replacement has been duly elected and qualified. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve if elected.

The following table sets forth the names, ages, principal occupations, and business experience for all nominees, as well as their prior service on the Board, if any. Unless otherwise indicated, principal occupations shown for each Director have extended for five or more years.

NOMINEES FOR ELECTION

Name and Position with Company	Age	Principal Occupation for Past Five Years	Term of Office Since - Expires
Frank Sorrentino III, Chairman of the Board and CEO	58	Chairman of the Board & Chief Executive Officer of the Company and the Bank; formerly Chairman of the Board and Chief Executive Officer of a predecessor institution to the Company (“Legacy ConnectOne”)	2014 – 2020
Frank W. Baier, Director	54	Executive Vice President and Chief Financial Officer of Continental Grain Company, a diversified operating and investment company.	2014 – 2020
Alexander A. Bol, Director	73	Principal, Alexander A. Bol A.I.A. (architectural firm); Former Chairman of the Board of The Registrant and Union Center National Bank (2000-2014)	2015 – 2020
Stephen T. Boswell, Director	66	President & Chief Executive Officer of Boswell Engineering	2014 – 2020

Frank Huttle III, Director	66	Currently a partner at the law firm of Pashman Stein Walder Hayden P.C. Formerly a partner and of counsel to the law firm of Decotiis, Fitzpatrick, Cole and Giblin. Formerly the President of Hudson Capital Properties, a real estate management and investment company, and Executive Vice President and General Counsel of Hudson Media Inc., a diversified magazine service and holding company. Mr. Huttle also served as the Mayor of the City of Englewood, New Jersey until December 2018.	2014 – 2020
Michael Kempner, Director	62	President & Chief Executive Officer, MWWPR	2014 – 2020
Nicholas Minoia, Director	64	Managing Partner of Diversified Properties and Diversified Realty Advisors, both full service real estate development companies specializing in the development, construction and management of multifamily communities.	2009 – 2020
Katherin Nukk-Freeman, Director	51	Co-founder of Nukk-Freeman & Cerra PC, a law firm specializing in labor and employment law.	2018 – 2020
Joseph Parisi, Jr., Director	60	Chairman of the Board and CEO of Otterstedt Insurance Agency; Former Mayor, Borough of Englewood Cliffs (November 2005 until January 2016).	2014 – 2020
Daniel Rifkin, Director	49	Managing Partner of Rifkin & Company, CPA’s, LLP; President of PayServ Corporation; former Vice Chairman of Greater Hudson Bank.	2019 – 2020
Mark Sokolich, Director	58	Mayor of Fort Lee, New Jersey; Managing Partner of Law Office of Mark J. Sokolich, a real estate, zoning and commercial law firm	2020 -2020
William A. Thompson, Director	62	Managing Director, Spencer Pierce Capital LLC (investment bank) (2015 – present); General Manager, Uniselect USA (auto parts distributor) (2007-2015); Vice President of Thompson & Co. (auto parts distributor) (prior years).	1994 – 2020
____________________

No Director of the Company is also currently a director of a company having a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

The Company encourages all directors to attend the Company’s annual meeting. Each then current member of the Company’s Board of Directors attended the Company’s 2019 Annual Meeting of Shareholders.

Required Vote

IN ORDER TO BE ELECTED TO A FULL TERM ON THE BOARD OF DIRECTORS, DIRECTORS MUST RECEIVE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES VOTING AT THE ANNUAL MEETING. SEE “WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?” ABOVE.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE NOMINEES SET FORTH ABOVE.

CERTAIN INFORMATION ABOUT THE BOARD OF DIRECTORS

Frank Sorrentino III, Chairman of the Board and Chief Executive Officer, 58: Mr. Sorrentino became Chairman and Chief Executive Officer of the Company commencing as of the closing of the Merger with the former ConnectOne Bancorp, Inc. (“Legacy ConnectOne”) on July 1, 2014 (the “Merger”). Prior to this, Mr. Sorrentino served as Chairman and Chief Executive Officer of Legacy ConnectOne and the Bank. Prior to becoming an officer of Legacy ConnectOne and the Bank, Mr. Sorrentino was a founder of the Bank and a builder and construction manager in Bergen County. Through his business contacts in our market, Mr. Sorrentino has been able to bring customers and investors to the Company, and his real estate experience in our market is of great value to the Board. In addition, as the Company’s senior executive officer, his insight on the Company’s operations is invaluable to the Board.

Stephen T. Boswell, Lead Independent Director, 66: Mr. Boswell was a founding organizer of the Bank. His firm, Boswell Engineering, Inc., for which he has served as President and Chief Executive Officer since 1990, is involved in many projects in our market. Through his business activities, Mr. Boswell has a strong sense of business conditions in our market that is invaluable to the Board.

Frank W. Baier, Director, 54: Mr. Baier currently serves as Executive Vice President and Chief Financial Officer of Continental Grain Company, a diversified operating and investment company. Mr. Baier has an extensive background in finance. Mr. Baier also served as Legacy ConnectOne’s Executive Vice President and Chief Financial Officer from July 2011 through September 2012. Mr. Baier’s extensive background and understanding of finance proves invaluable to the Board.

Alexander A. Bol, Director, 73: Mr. Bol founded Bol Architecture in 1974, and currently serves as a Principal of that firm. Mr. Bol is a member of the American Institute of Architects and the New Jersey Society of Architects and is certified by the National Council of Architectural Registration Boards. Mr. Bol is a New Jersey licensed Professional Planner and a registered Architect in the states of New Jersey, Massachusetts, New York, and Pennsylvania. Mr. Bol served as chairman of Company from 2000 until June 30, 2014. The leadership Mr. Bol has provided to the Company and Union Center National Bank prior to the consummation of the Merger, together with his knowledge of the banking industry and his stature in the community led the Board to conclude that Mr. Bol should serve as a director of the Company.

Frank Huttle III, Director, 66: Mr. Huttle was a founding organizer of the Bank. Mr. Huttle is a partner at the law firm of Pashman Stein Walder Hayden P.C., and was formerly a partner and of counsel to the law firm of Decotiis, Fitzpatrick, Cole and Giblin. Mr. Huttle also served as the Mayor of the City of Englewood, New Jersey until December 31, 2018. Prior to entering his legal practice in 1988, he was a Partner with Touche Ross & Co. Mr. Huttle also served as President of Hudson Capital Properties, a real estate management and investment company, and as Executive Vice President and General Counsel of Hudson Media Inc., a diversified magazine service and holding company. Mr. Huttle’s extensive experience in the insurance, mortgage banking and real estate industries provides valuable insight to the Board.

Michael Kempner, Director, 62: Mr. Kempner was a founding organizer of the Bank. He has over 30 years of public relations and marketing experience and has served as President and Chief Executive Officer for MWWPR since 1985. His experience as the head of a locally based media company has proved invaluable to the Board.

Nicholas Minoia, Director, 64: Mr. Minoia’s experience as a principal of a full-service real estate group and his knowledge about the real estate market led the Board to conclude that Mr. Minoia should serve as a director.

Katherin Nukk-Freeman, Director, 51, Ms. Nukk-Freeman is the co-founder of Nukk-Freeman & Cerra, P.C. a labor and employment law firm located in New York and New Jersey, as well as the co-founder of SHIFT HR Compliance Training. She has also served on the Board of Directors of the New York Society of Security Analysts (2010-2016), the Advisory Board of the Healthcare Businesswomen’s Association (2009 - 2019), as General Counsel to The Healthcare Marketing & Communications Council (2005 – 2009), on the Board of Trustees, Susan G. Komen Breast Cancer Foundation, Human Resources Committee (2004 – 2010), the Board of Trustees, The New Jersey Symphony Orchestra; Human Resources Committee (1999-2008) and the Board of Directors of the Commerce and Industry Association of New Jersey (2013 – 2016). Ms. Nukk-Freeman’s expertise in employment law, and best business practices in Human Resources and Diversity, Equity and Inclusion, coupled with her entrepreneurial undertakings, provides the Board with a unique and invaluable perspective.

Joseph Parisi, Jr., Director, 60: Mr. Parisi was a founding organizer of the Bank. Mr. Parisi has served in various roles as account executive, claims executive, branch manager, COO, President and Chief Executive Officer of Otterstedt Insurance Agency since 1979. He also served as Mayor for the Borough of Englewood Cliffs, New Jersey, from November 2005 to January 2016. His experience in the insurance industry and as the former Mayor of a town in our market allow him to provide valuable insight to the Board on conditions affecting our customers

Daniel Rifkin, Director, 49: Mr. Rifkin has been a certified public accountant since 1993 and, since 1999, has served as the Managing Partner of Rifkin & Company, CPA’s, LLP. In such role, Mr. Rifkin provides accounting services to both business enterprises and individuals, including tax planning, tax preparation, compilations, audits, and reviews. In addition, he serves as the President of Payserv Corporation, a payroll processing and human resource management company. Mr. Rifkin is a member of the American Institute of CPAs and the New York State Society of CPAs. Mr. Rifkin joined the Board of Directors in connection with the acquisition by the Company of Greater Hudson Bank, effective as of January 2, 2019. During his tenure at Greater Hudson Bank, he served as Vice Chairman from 2008 until its acquisition, and as Audit Committee Chairman for approximately five years. Mr. Rifkin’s expertise in accounting matters, and as the proprietor of locally owned businesses, provides him with unique perspective valuable to the Company’s Board.

Mark Sokolich, Director, 57: Mr. Sokolich is an attorney and the Managing Partner of the Law Office of Mark J. Sokolich, a real estate, zoning and commercial law firm in Fort Lee, New Jersey, which he co-founded. Mr. Sokolich has been the Mayor of Fort Lee since 2008 and formerly served on the Fort Lee City Council for two years. Mr. Sokolich’s experience as a Mayor with expertise in municipal, redevelopment and real estate law would enable him to provide a dynamic and valuable perspective to the Board. Mr. Sokolich joined the Board of Directors in connection with the acquisition by the Company of Bank of New Jersey, effective as of January 2, 2020.

William A. Thompson, Director, 61: Mr. Thompson’s management and business experience led the Board to conclude that Mr. Thompson should serve as a director.

Diversity Statement

Although we have not adopted a formal policy on diversity, the Board considers diversity when selecting candidates for board service. When the Board determines there is a need to fill a director position, we begin to identify qualified individuals for consideration. We seek individuals that possess skill sets that a prospective director will be required to draw upon in order to contribute to the Board, including professional experience, education, and local knowledge. While education and skills are important factors, we also consider how candidates will contribute to the overall balance of the Board, so that we will benefit from directors with different perspectives, varying viewpoints and wide-ranging backgrounds and experiences. We view and define diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND MANAGEMENT

Security Ownership of Management

The following table sets forth information as of March 27, 2020 regarding common stock and other equity securities of the Company beneficially owned by all Directors, executive officers described in the compensation table, and by all Directors and executive officers as a group, and by shareholders known to the Company to own at least 5% of the Company’s issued and outstanding shares of common stock. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the nominee living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the Director or executive officer can vest title in himself at once or within sixty (60) days. Beneficially owned shares also include shares over which the named person has sole or shared voting or investment power, shares owned by corporations controlled by the named person, and shares owned by a partnership in which the named person is a partner.

	Shares of Common Stock		Percentage of Common Stock Beneficially Owned
Directors:
Frank Sorrentino III	778,842	(1)	1.96%
Frank W. Baier	89,734		0.23%
Alexander A. Bol	133,978	(2)	0.34%
Stephen T. Boswell	305,126	(3)	0.77%
Frank Huttle III	249,241	(4)	0.63%
Michael Kempner	404,101	(5)	1.02%
Nicholas Minoia	47,106	(6)	0.12%
Katherin Nukk-Freeman	2,681		0.01%
Joseph Parisi Jr.	261,931	(7)	0.66%
Daniel Rifkin	198,129	(8)	0.50%
Mark Sokolich	83,131		0.21%
William A. Thompson	100,065	(9)	0.25%
Executive Officers Who Are Not
Directors:
William S. Burns	88,842		0.22%
Christopher Ewing	34,471		0.09%
Elizabeth Magennis	91,796		0.23%
Michael McGrover	29,187		0.07%
As a Group (16 persons)	2,985,207		7.52%

5% Shareholders:
Black Rock, Inc.	2,528,258	(10)	6.37%
Dimensional Fund Advisors LP	2,340,744	(11)	5.90%
Kenneth Torsoe	2,050,988	(12)	5.17%
____________________

(1)	Includes (i) 46,925 shares held in the name of Morgan Stanley f/b/o Frank Sorrentino III, IRA, (ii) 10,000 shares purchasable upon the exercise of stock options

(2)	Includes (i) 2,842 shares held by his spouse

(3)	Includes (i) 1,578 shares purchasable upon the exercise of stock options

(4)	Includes (i) 37,666 shares held in the name of Morgan Stanley f/b/o Frank Huttle III, IRA, (ii) 6,500 shares held as trustee of the Francesca Huttle 2004 Family Trust, (iii) 6,500 shares held as trustee of the Alexandra Huttle 2004 Family Trust, (iv) 158,744 shares held in the name of Mr. Huttle’s spouse, (v) 6,500 shares held by an LLC in which spouse is a member, (vi) 1,578 shares purchasable upon the exercise of stock options.

(5)	Includes (i) 1,578 shares purchasable upon the exercise of stock options and (ii) 396,276 common shares pledged as collateral for a loan.

(6)	Includes (i) 1,056 shares owned jointly with Mr. Minoia’s spouse, and (ii) 10,419 shares purchasable upon the exercise of stock options.

(7)	Includes (i) 29,369 shares held in the name of Otterstedt Insurance Agency, of which Mr. Parisi is part owner, (ii) 6,040 shares held by Mr. Parisi as custodian for his children, and (iii) 1,578 shares purchasable upon the exercise of stock options.

(8)	Includes (i) 16,194 shares held in the name of Stifel Nicolaus f/b/o Daniel Rifkin IRA, (ii) 154,994 shares owned jointly with Mr. Rifkin’s wife, and (iii) 16,856 shares held in the name of Stifel Nicolaus f/b/o Sheila Rifkin IRA

(9)	Includes (i) 13,579 shares held by Mr. Thompson’s spouse and children, and (ii) 6,473 shares purchasable upon the exercise of stock options.

(10)	All information regarding the number of shares beneficially owned and the percent of ownership by BlackRock, Inc., was obtained from the 13G filed with the U.S. Securities and Exchange Commission on February 12, 2020. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(11)	All information regarding the number of shares beneficially owned and the percent of ownership by Dimensional Fund Advisors, LP, was obtained from the 13G filed with the U.S. Securities and Exchange Commission on February 12, 2020. The address of Dimensional Fund Advisors, LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(12)	All information regarding the number of shares beneficially owned and the percent of ownership by Kenneth Torsoe was obtained from the 13G filed with the U.S. Securities and Exchange Commission on April 24, 2019. Mr. Torsoe’s address is 70 West Gate Road, Suffern New York 10901

There are no shareholders other than those set forth above who are known to the Company to beneficially own 5% or more of the Common Stock of the Company.

Board of Directors; Independence; Committees

The Board of Directors held a total of sixteen (16) meetings in the year ended December 31, 2019. The Company’s policy is that all Directors make every effort to attend each meeting. For the year ended December 31, 2019, each of the Company’s Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and Board committees on which the respective Directors served.

A majority of the Board consists of individuals who are “independent” under the Nasdaq listing standards. In making this determination the Board has considered the following:

●

the Company and the Bank have used Mr. Kempner’s firm, MWW Group, to provide advertising and public relations assistance and advice. The Board considered, among other factors, the fees paid to MWW Group as a percentage of the firm’s total revenue (less than 1%) and Mr. Kempner’s personal income and determined that the engagement of MWW Group did not interfere with Mr. Kempner’s exercise of independent judgment in carrying out the responsibilities of a director.

●

it has engaged each of (i) Nukk-Freeman & Cerra, P.C. a labor and employment law firm, and (ii) SHIFT HR Compliance Training. Director Katherin Nukk-Freeman is a principal of Nukk-Freeman & Cerra, P.C. and a co-founder Shift HR Compliance Training. The Board considered, among other factors, that the fees paid to Nukk-Freeman & Cerra, P.C and SHIFT HR Compliance Training, on a stand-alone basis and in the aggregate, as a percentage of the firms’ total revenue (less than 1%) and Ms. Nukk-Freeman’s personal income and determined that the engagement of Nukk-Freeman & Cerra, P.C and SHIFT HR Compliance Training did not interfere with Ms. Nukk-Freeman’s exercise of independent judgment in carrying out the responsibilities of a director.

●

several directors, including Messrs. Boswell, Huttle, Kempner and Parisi, each own a direct or indirect interest in a limited liability company which acts as a landlord for two of the Bank’s branches, See – CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS. The Board has further considered the fact that (i) Director Minoia also owns an interest in an entity which owns the Bank’s Summit branch and (ii) Director Rifkin owns an interest in an entity which owns the Bank’s Bardonia, New York branch. The Board has concluded that based on each director’s respective interest in the rental payments compared to their overall net worth and cash, membership in such limited liability company does not interfere with their exercise of independent judgment in carrying out the responsibilities of a director.

Mr. Sorrentino, who serves as the Chairman and Chief Executive Officer is not independent. Shareholders wishing to communicate directly with the independent members of the Board of Directors may send correspondence to ConnectOne Bancorp, Inc., attn.: Stephen T. Boswell, Lead Independent Director, 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Ethics governing our Chief Executive Officer and senior financial officers, as required by the Sarbanes-Oxley Act and SEC regulations, as well as the Board of Directors and other senior members of management. Our Code of Ethics governs such matters as conflicts of interest, use of corporate opportunity, confidentiality, compliance with law and the like. Our Code of Ethics is available on our website at www.connectonebank.com under “About”, then “Investor Relations”, then “Documents and Notifications.”

Committees

Committees of Our Board of Directors

Our Board of Directors frequently conducts business through committees. Our most significant committees are the Audit and Risk Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. The table below sets forth the membership of these committees:

Committee	Membership
Audit and Risk Committee	Frank W. Baier*, Stephen T. Boswell, Frank Huttle III, Nicholas Minoia, and Daniel Rifkin
Nominating and Corporate Governance Committee	Frank Huttle III*, Nicholas Minoia, Katherin Nukk-Freeman and William A. Thompson
Compensation Committee	Stephen T. Boswell*, Katherin Nukk-Freeman, and William A. Thompson

*	Chairman

Audit and Risk Committee

We maintain an Audit and Risk Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit and Risk Committee is responsible for the selection of the independent registered public accounting firm for the annual audit and to establish, and oversee the adherence to, a system of internal controls. The Audit and Risk Committee reviews and accepts the reports of our independent auditors and regulatory examiners. The Audit and Risk Committee arranges for an annual audit through its registered independent public accounting firm, evaluates and implements the recommendations of the auditors as well as interim audits performed by our outsourced internal auditors, receives all reports of examination by bank regulatory agencies, analyzes such regulatory reports, and reports to the Board the results of its analysis of the regulatory reports. The Audit and Risk Committee met five (5) times during 2019. The Board of Directors has adopted a written charter for the Audit and Risk Committee which is available on our website at www.connectonebank.com. All members of the Audit and Risk Committee are “independent” under the Nasdaq listing standards, meet the independence standards of the Sarbanes-Oxley Act for service on an audit committee, and are financially literate and can read and understand financial statements, as required by the Audit and Risk Committee charter. The Board has determined that Frank W. Baier, a member of Audit and Risk Committee beginning in 2018, qualifies as an “audit committee financial expert” under the Rules of the Securities and Exchange Commission.

Audit and Risk Committee Report

The Audit and Risk Committee meets periodically to consider the adequacy of the Company’s financial controls and the objectivity of its financial reporting. The Audit and Risk Committee meets with the Company’s independent auditors and the Company’s internal auditors, all of whom have unrestricted access to the Audit and Risk Committee.

In connection with this year’s financial statements, the Audit and Risk Committee has reviewed and discussed the Company’s audited financial statements with the Company’s officers and Crowe LLP, our independent auditors. We have discussed with Crowe LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, (“Communication with Audit Committees”). We also have received the written disclosures and letters from Crowe LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and have discussed with representatives of Crowe LLP their independence.

Based on these reviews and discussions, the Audit and Risk Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year 2019 for filing with the U.S. Securities and Exchange Commission.

Frank W. Baier (Chairman)
Stephen T. Boswell
Frank Huttle, III
Nicholas Minoia
Daniel Rifkin

Compensation Committee

During 2019, our Compensation Committee consisted of Messrs. Stephen T. Boswell, Kathern Nukk-Freeman, and William A. Thompson.

Charter

The Board has defined the duties of its Compensation Committee in a charter. A copy of the current Compensation Committee charter is available on the Company’s website at www.connectonebank.com under “For Shareholders” and then under “Documents and Notifications.”

Authority, Processes and Procedures

The Compensation Committee is responsible for administering the Company’s equity compensation plans, for establishing the compensation of the Company’s President and Chief Executive Officer and for the Board of Directors, and for recommending to the Board the compensation of the other executive officers. The Compensation Committee also establishes policies and monitors compensation for the Company’s employees in general. While the Compensation Committee may, and does in fact, delegate authority with respect to the compensation of employees in general, the Compensation Committee retains overall supervisory responsibility for employee compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from senior staff members, as well as outside compensation consultants, regarding issues relevant to determinations made by the Compensation Committee. Mr. Sorrentino participates in Committee deliberations regarding the compensation of other executive officers, but does not participate in deliberations regarding his own compensation.

Consultants

The Compensation Committee recognizes that it is essential to receive objective advice from an outside compensation consultant. Currently, the Compensation Committee utilizes Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant. Meridian reports directly to the Compensation Committee and attends meetings as requested. The Compensation Committee has assessed Meridian’s independence relative to the NASDAQ listing rules and determined that there are no conflicts of interest. The Compensation Committee also closely examines the safeguards and steps Meridian takes to ensure that its executive compensation consulting services are objective. The Compensation Committee takes into consideration that:

●	the Compensation Committee directly hired and has the authority to terminate Meridian’s engagement;
●	the Compensation Committee solely determined the terms and conditions of Meridian’s engagement, including the fees charged;
●	Meridian and its consultants have direct access to members of the Compensation Committee during and between meetings;
●	Meridian does not provide any other services to the Company, the Bank, its directors or executives; and
●	interactions between Meridian and its consultants and management generally are limited to discussions on behalf of the Compensation Committee and information presented to the Compensation Committee for approval.

Nominating Committee Matters

Independence of Nominating and Corporate Governance Committee Members

All members of the Nominating and Corporate Governance Committee of the Board have been determined to be “independent directors” pursuant to the definition contained in NASDAQ Rule 5605.

Procedures for Considering Nominations Made by Shareholders

The Nominating and Corporate Governance Committee charter describes procedures for nominations to be submitted by shareholders and other third-parties, other than for candidates who have previously served on the Board or who are recommended by the Board. The Company’s bylaws state that a nomination must be delivered to Company’s Corporate Secretary at the principal executive offices of the Company not later than the close of business on the 50th day or earlier than the close of business on the 75th day prior to the anniversary of the preceding year’s annual meeting; provided, however, that if less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The bylaws require a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director it elected), and (b) information that will enable the Nominating Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

Qualifications

The charter of the Nominating and Corporate Governance Committee describes the minimum qualifications for nominees to the Board and the qualities or skills that are necessary for directors to possess. Each nominee:

●	must satisfy any legal requirements applicable to members of the Board;
●	must have business or professional experience that will enable such nominee to provide useful input to the board in its deliberations;
●	must have a reputation, in one or more of the communities serviced by the Company and its subsidiaries, for honesty and ethical conduct;
●	must have a working knowledge of the types of responsibilities expected of members of the board of directors of a bank holding company; and
●	must have experience, either as a member of the board of directors of another public or private company or in another capacity that demonstrates the nominee’s capacity to serve in a fiduciary position.

Identification and Evaluation of Candidates for the Board

Candidates to serve on the Board will be identified from all available sources, including recommendations made by shareholders. The Nominating and Corporate Governance Committee’s charter provides that there will be no differences in the manner in which the committee evaluates nominees recommended by shareholders and nominees recommended by the committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process for individuals other than existing board members will include:

●	a review of the information provided to the Nominating and Corporate Governance Committee by the proponent;
●	if requested, a review of reference letters from at least two sources determined to be reputable by the Nominating and Corporate Governance Committee; and
●	a personal interview of the candidate, together with a review of such other information as the Nominating and Corporate Governance Committee shall determine to be relevant.

Third Party Recommendations

In connection with the 2020 annual meeting, the Nominating and Corporate Governance Committee did not receive any nominations from any shareholder or group of shareholders that owned more than 5% of common stock for at least one year.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee “interlocks,” which generally means that no executive officer of the Company or the Bank served as a director or member of the compensation committee of another entity, one of whose executive officers serves as a director or member of the Compensation Committee of the Company.

Board Leadership; Lead Independent Director

Mr. Frank Sorrentino III, the Company’s President and CEO, also serves as Chairman. The Board considered the fact that Mr. Sorrentino had served as Chairman, President and CEO of Legacy ConnectOne, believed that Board structure had worked well for Legacy ConnectOne and noted the success that Mr. Sorrentino had in growing Legacy ConnectOne. The Board believes that the combination of these two roles at this time provides the benefit of a more consistent communication and coordination throughout the organization. This, in turn, will result in a more effective and efficient implementation of corporate strategy and is important in unifying the Company’s strategy behind a single vision.

Our Board has also appointed Mr. Stephen T. Boswell, an independent director, to serve as Lead Independent Director of the Board. As Lead Independent Director, Mr. Boswell is charged with presiding over all Board meetings when the Chairman is not present, and presides over meetings of the non-management directors held in executive session. The Lead Independent Director has the responsibility of meeting and consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive and advising him on the efficiency of the Board meetings, and facilitating teamwork and communication between the non-management directors and management.

Majority Vote Requirement

Although the NJBCA provides that elections to the Board of Directors are approved under a plurality voting standard, the Company’s has adopted a “majority voting” standard in uncontested elections in its bylaws. Pursuant thereto, each director has delivered to the Board an irrevocable resignation, which shall become effective in the event that, in an uncontested election, such director receives fewer “for” votes than “against” or “withhold” votes. Such resignation shall become effective upon (i) the selection of a replacement director, or (ii) 90 days after certification of such stockholder vote. The Board believes that this strategy best places ultimate authority of Board composition in the hands of the Company’s shareholders.

Risk Oversight

Risk is an inherent part of the business of banking. Risks faced by the Bank include credit risk relating to its loans and interest rate risk related to its entire balance sheet. The Board of Directors oversees these risks through the adoption of policies and by delegating oversight to certain committees, including the Audit and Risk Committee. The Audit and Risk Committee performs a wide risk assessment; other committees of the Board of Directors focus on risks arising from specific Company activities, including the Loan and Asset/Liability Committees of the Bank. These committees exercise oversight by establishing a corporate environment that promotes timely and effective disclosure, fiscal accountability and compliance with all applicable laws and regulations.

Hedging and Pledging Policy

The Company considers it inappropriate for any director or officer to enter into speculative transactions in the Company’s securities to attempt to separate the economic risk of holding the Company’s securities from the ownership of the securities. The Company’s insider trading policy therefore prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. The policy does not prohibit directors, officers, and other employees from pledging the Company’s securities they own as collateral. The prohibitions also do not apply to a broker-assisted cashless exercise of stock options granted as part of a Company incentive plan.

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee (the “Committee”) and the Company are both committed to a pay-for-performance philosophy. This Compensation Discussion & Analysis (CD&A) provides information about the strategies and policies developed to ensure that executive compensation is strongly correlated with the Company’s overall performance and the individual performance of our executives.

Our Named Executive Officers (NEOs) for 2019 were:

Frank Sorrentino III	Chairman, President, & Chief Executive Officer
William S. Burns	Executive Vice President & Chief Financial Officer
Elizabeth Magennis	Executive Vice President & Chief Lending Officer
Christopher Ewing	Executive Vice President & Chief Operations Officer
Michael McGrover	First Senior Vice President & Chief Credit Officer

Executive Summary

Business Results

Fiscal year 2019 represented another year of record financial performance for the Company. We reported significant increases in net income and earnings per share, on both a GAAP basis and after adjusting for non-operating items. We achieved solid growth in our loan portfolio, shareholders’ equity and tangible book value per share, while continuing to maintain strong asset quality. We remain well positioned for increased long-term growth and profitability. During 2019, we accomplished the following:

●	Increased net income by $13.0 million, or 21.6%, to a record $73.4 million

●	Increased fully taxable-equivalent net interest income by $28.8 million, or 18.1%

●	Tangible book value per share increased by 11.4% to $16.06 on December 31, 2019 from $14.42 at year-end 2018

●	Asset quality improved-Our nonperforming assets ratio declined to 0.80% at year-end from 0.95% at year-end 2018. Excluding taxi-medallion loans, the nonperforming assets ratios declined to 0.51% at year-end 2019 from 0.53% one year ago.

●	We completed our acquisition of Greater Hudson Bank on January 2, 2019, adding approximately $400 million in loans and deposits and seven branch offices located in Rockland, Orange and Westchester, Counties, New York.

●	We completed our acquisition of BoeFly, LLC, an online business lending marketplace that helps connect small- to medium-size businesses, primarily franchisees, with franchisors and with professional loan brokers and lenders across the United States

●	We announced our in-market acquisition of Bancorp of New Jersey, which closed on January 2, 2020.

●	We continued to effectively leverage our operating infrastructure as evidenced by a 42% efficiency ratio for 2019, one of the best in the industry

●	Operating performance metrics remained strong. For the 4th quarter of 2019, return on average assets, adjusted for non-operating items, as set forth in our Form 8-K filed on January 23, 2020, surpassed 1.40% and return on tangible common equity was 15.3%.

Set forth below is a line graph presentation comparing the cumulative stockholder return on the Company’s common stock, on a dividend reinvested basis, against the cumulative total returns of the NASDAQ Composite and the KBW Bank Index for the period from December 31, 2014 through December 31, 2019.

2019 Compensation Decisions in Support of our Pay for Performance Philosophy

The Company had strong operational results and success during 2019, and expanded both through organic growth and acquisitions. Our executive compensation program, practices and pay decisions are directly aligned with shareholders through rigorous stock ownership guidelines and equity based long-term incentives. As a result, our executive team does better when our stockholders see greater returns.

Our Compensation Approach

Our long range mission is to produce value for our shareholders by providing outstanding service and responsiveness to the markets and customers we serve. These goals are reflected in the Company’s compensation programs for its executive officers by:

●	Ensuring that our key NEO’s maintain and hold a significant equity interest in the Company, thereby further aligning management interests with those of the shareholders, by making a significant portion of incentive compensation payable in Company stock and through robust stock ownership guidelines for our NEO’s;

●	Creating balanced incentives that do not encourage NEOs to expose the Company to inappropriate risks by providing excessive compensation that could lead to material loss;
●	Providing a market competitive overall compensation package so that the Company may attract, retain and reward highly qualified, motivated and productive executives; and
●	Rewarding individuals based on their responsibility and achievements within a framework that is internally equitable.

Performance-Based Compensation

Pay-for-performance is a key objective of our executive compensation program. A significant portion of our compensation program focuses on performance-based pay that rewards our achievements on an annual basis as well as our ability to deliver long-term value to our stockholders. We have a balanced approach to total compensation that includes a mix of base/fixed pay and variable/performance-based pay, a proportion of cash and equity and a proportion of short- and long-term incentive compensation. For the fiscal year 2019, our compensation targets and pay mix (targeting market median) were the following:

CEO Target Pay Mix	Other NEOs Target Pay Mix (1)

____________________

(1)	Weighted Average of the Named Executive Officers other than the Chief Executive Officer

Compensation Design Principles and Governance Best Practices

The design principles of our executive compensation programs are intended to protect and promote the interests of our stockholders. Below we summarize certain practices we have implemented to drive performance and those we have not implemented because we do not believe they would serve our stockholder’s long-term interests.

●	What We Do:
○	Pay for Performance — We provide a significant portion of pay based on performance (short- and long-term)
○	Sound Risk Management — We discourage excessive risk taking and have designed our incentive plans with appropriate risk-mitigating features
○	Caps on Incentives — We subject both short and long-term incentive payments to caps
○	Clawback — We have adopted a clawback policy requiring the return of incentive compensation in the event of a financial restatement
○	Stock Ownership Guidelines — We require our executives and directors to own and hold significant shares in our Company
○	Double-Trigger Change-in-Control (CIC) — CIC benefits pursuant to employment or change in control agreements are only paid upon a termination event following a CIC
○	Independence — The Committee engages an independent compensation consultant
○	Competitive Benchmarking — We benchmark our compensation practices to ensure executive compensation is consistent with market
●	What We Don’t Do:
○	Tax Gross-Ups — We do not provide excise tax gross-ups on benefits or in change-in-control agreements
○	Stock Option Repricing — Our equity plans do not permit repricing of stock options that are out-of-the-money
○	Excessive Perquisites — We do not permit perquisites other than those that are business-related
○	Dividends — We do not pay current dividends or dividend equivalents on unearned performance units or restricted stock units.

Say on Pay/Say on Frequency

The Company solicited a shareholder advisory vote on executive compensation in 2019, which received approval of 95.0% of the shares voted. Our shareholders have approved an annual advisory vote on executive compensation, and accordingly we will provide our shareholders an opportunity this year to approve our executive compensation on an advisory basis. While the say on pay vote is a formal means for soliciting shareholder feedback, the Company welcomes the opportunity to engage with shareholders any time.

Executive Compensation Objectives and Policies

We use our executive compensation programs to align the interests of executive officers with our shareholders. Our programs are designed to attract, retain and motivate leadership to support our growth and sustain our competitive advantage. Our compensation opportunities are aligned with the competitive market with actual pay that is designed to vary dependent on performance. We utilize a balance of fixed and variable pay components, cash and equity, and short and long-term performance horizons to determine our pay. Our compensation program is designed to support our business strategies, align our pay with our performance and reinforce sound compensation governance to mitigate excessive risk taking. The table below gives an overview of the compensation components used in our program and matches each with one or more of the objectives described above.

Compensation Component	Purpose/Objective
Base Salary	●provides a competitive level of fixed income based on role, experience and individual performance; target market median
Annual Incentive Plan
●motivates and rewards executives for performance on key financial, operational and individual objectives in support of our annual business plan and broader corporate strategies

●rewards vary based on performance (higher performance will result in above market median pay; lower performance will result in below market median pay)

Long-Term Incentive Plan
●aligns executives’ interests with those of shareholders through equity-based compensation

●rewards executives for long-term shareholder value creation

●encourages retention through multiple year vesting

●motivates and rewards executives for performance – vesting and value is tied to achievement of specific performance and/or stock price appreciation

Other Benefits	●provides a base level of competitive benefits for executive talent
Employment Agreements/ Severance & CIC Agreements
●provides employment security to key executives

●focuses executives on company performance and transactions that are in the best interests of shareholders, regardless of the impact such transactions may have on the executive’s employment

Peer Group & Competitive Benchmarking

The Compensation Committee typically conducts comprehensive benchmark reviews every other year. In December 2018, the Committee engaged the independent consultant to update the peer group and competitive benchmarking for consideration in setting 2019 compensation. The 2018 peer group consisted of publicly traded Mid-Atlantic, Connecticut, Massachusetts, and Rhode Island bank holding companies with a total asset range of $2.8 billion to $11.5 billion. At the time the peer group was approved, the median assets for this peer group was $6.5 billion, compared to $5.2 billion for the Company. The Company’s assets in early 2019 increased to $5.9 billion.

2018 Peer Group
Berkshire Hills Bancorp, Inc.	Independent Bank Corp.
Bridge Bancorp, Inc.	Lakeland Bancorp, Inc.
Brookline Bancorp, Inc.	OceanFirst Financial Corp.
Bryn Mawr Bank Corporation	Peapack-Gladstone Financial Corporation
Customers Bancorp, Inc.	Provident Financial Services, Inc.
Eagle Bancorp, Inc.	Sandy Spring Bancorp, Inc.
Enterprise Bancorp, Inc.	Univest Corporation of Pennsylvania
First of Long Island Corporation	Washington Trust Bancorp, Inc.
Flushing Financial Corporation

2019 Executive Compensation Program and Pay Decisions:

Base Salary

The Compensation Committee reviews salaries each year with a goal to retain competitive positioning with market as the Company continues to grow. The Committee considerers the benchmark data provided by the consultant, performance, experience and any unique contributions of the role(s) as appropriate. Based on data provided by the independent consultant, the Committee determined that increases for each of the Named Executive Officers’ salary was appropriate for positioning relative to market, executive performance, and the Company’s continued strong asset growth, performance and diversification. The table below summarizes the salaries effective as of January 1, 2019, which reflected modest competitive adjustments in line with our significant growth:

Executive	2018 Base Salary	2019 Base Salary	Percent Increase
Frank Sorrentino III	$800,000	$800,000	0.0%
William S. Burns	$411,000	$420,000	2.2%
Elizabeth Magennis	$385,000	$400,000	3.9%
Christopher Ewing	$340,000	$360,000	5.9%
Michael McGrover	$295,000	$305,000	3.4%

Based on the comprehensive competitive review conducted in 2019, the Compensation Committee reviewed salaries again in January 2020, against the updated peer group, and approved the following base salaries:

Executive	2020 Base Salary	Percent Increase From 2019
Frank Sorrentino III	$825,000	3.1%
William S. Burns	$430,000	2.4%
Elizabeth Magennis	$420,000	5.0%
Christopher Ewing	$375,000	4.2%
Michael McGrover	$315,000	3.3%

Annual Incentive

An important element of our performance-based pay program is our Executive Annual Incentive Plan, which provides cash incentives based on attaining pre-established goals. Each participant has a target incentive opportunity expressed as a percentage of base salary, although actual payouts can range from a 50% payout at threshold performance to 150% of target for stretch performance, with no payout below threshold. The 2019 incentive targets are summarized below.

Executive	Target Incentive Opportunity (+/- 50% for each performance goal for threshold, target and stretch)
Frank Sorrentino III	65%
William S. Burns	50%
Elizabeth Magennis	50%
Christopher Ewing	50%
Michael McGrover	35%

The Compensation Committee establishes performance measures on an annual basis that are tied specifically to the Company’s financial performance (return on average assets, operating efficiency ratio and tangible book value) and individual executive performance. The weights and performance goals of these factors are summarized in the following table:

Performance Measure	Weight	Threshold (50%)	Target (100%)	Stretch (150%)
Core Return on Assets (ROA)	25%	0.85%	1.00%	1.10%
Operating Efficiency Ratio (1)	25%	47.5%	45.0%	42.5%
Tangible Book Value Per Share	25%	$14.50	$14.75	$15.00
Individual Strategic Performance	25%		Varies
____________________

(1)

The Operating Efficiency Ratio is calculated as total noninterest expenses, excluding non-operating expenses, divided by the sum of (i) net interest income, on a fully taxable equivalent basis, less the benefit of purchase accounting fair value marks and (ii) noninterest income, excluding securities gains and nonrecurring items.

At the end of the year, the Compensation Committee determined a payout percentage based on an assessment of the Company’s three quantitative financial measures (determined formulaically) as well as an assessment of each executive’s performance and contribution toward strategic goals. The corporate results were as follows:

Performance Measure	2019 Performance	Result	Payout Result
Core Return on Assets (ROA)	1.33%	Above Stretch	150%
Operating Efficiency Ratio	41.8%	Above Stretch	150%
Tangible Book Value Per Share	$16.05	Above Stretch	150%
Individual Strategic Performance		NA	150%

The above three quantitative financial measures resulted in a 150% payout, based on strong operational performance.

In determining the performance on the individual portion of the annual incentive, the Committee considered its assessment of the Chief Executive Officer’s performance and the Chief Executive Officer’s evaluation of the Named Executive Officers’ performance. In light of strong performance on operational, strategic, financial shareholder metrics, and in consideration of the significant individual and collective achievements of the executive team during 2019, the Committee approved payouts of 150% of target on the individual performance portion for all Named Executive Officers. The table below summarizes some of the key accomplishments considered by the Committee in determining the individual component.

Named Executive Officers	Select 2019 Individual Results
Frank Sorrentino III
●Exhibited strong leadership in achieving strategic plan goals for 2019 including:
○Reinforcing our “People First” and “Sense of Urgency” culture throughout the entire organization
○Delivering strong organic growth with a disciplined market approach
○Merger & acquisition outreach culminating in the close of the Greater Hudson Bank transaction
○Mentoring and coaching of all senior management team members including the organized build out of depth within each area
○Catalyzing the “Technology Forward” strategy at multiple levels of the organization of our “Digital Everything” strategy
○Led the strategy for the Company's expansion into NY
●Provided effective leadership at the Board level on various initiatives including corporate governance, risk management and diversity
●Enhanced the Company's image nationally by appearing on nationally recognized media channels

William S. Burns
●Exhibited strong leadership as CFO of the Company, enabling the Company to achieve record results in net income and earnings per share, and tangible book value per share
●Spearheaded all financial aspects of value-enhancing BoeFly, Inc. and Bancorp of New Jersey acquisitions, including negotiation of purchase prices, merger projections, due diligence, and addressing the investor community
●Played a major role in integrating the Greater Hudson Bank operations into the Company, exceeding cost save estimates
●Implemented various tax strategies to minimize the negative impact of New jersey corporate tax changes
●Led Company’s implementation of CECL. Effectively promoted continued financial discipline throughout organization, maintaining our position as one of the most efficient banks in the country
●Through ALCO strategies and by promoting organization-wide deposit and loan pricing discipline, Company maintained a relatively flat net interest margin
●Continued to manage and re-align our high performing finance team, keeping pace with Company’s growth and increasingly complex operating and regulatory environment

Elizabeth Magennis
●Delivered significant growth supported by alignment of loan and deposit teams.
●As member of Senior Management, played a major role in the Bancorp of New Jersey transaction
●Managed Greater Hudson Bank customer and employee transition, retention and integration
●Bolstered New York City team by overseeing new hires
●Oversaw reorganization of the Westchester County team
●Launched an Ambassador Board program, comprised of business leaders in the NY/NJ metro markets, which contributed to the acquisition of new business and increased exposure for the ConnectOne brand
●Continued to lead efforts to make nCino management software loan underwriting and approval platform as efficient as possible.

Christopher Ewing
●Helped oversee integration of Greater Hudson Bank operations into the Company
●Oversaw renegotiation or our contract with our core provider, resulting in significant annual savings
●Oversaw negotiation of the buyout of the contract for the legacy communications provider to Greater Hudson Bank, resulting in significant cost savings
●Continued realignment of the organizational structures of the Information Technology, Branch Operations and Deposit Operations areas.
●Played a significant role in the BoefFly acquisition, including evaluating BoeFly’s technology and operational capacity and, after acquisition, enhancing both
●Enhanced the Bank’s CyberSecurity capabilities
●Successfully leveraged infrastructure, thereby significantly contributing to Company’s improving efficiency ratio

Michael McGrover
●Guided the integration of the Greater Hudson Bank credit culture and underwriting process into the Company’s
●Had significant involvement in loan portfolio diligence for the Bancorp of New Jersey transaction
●Continued to develop and implement functionality on the nCino platform to improve risk rating accuracy

Executive	2019 Target Annual Incentive Award	2019 Actual Annual Incentive Award
Frank Sorrentino III	$520,000	$780,000
William S. Burns	$210,000	$315,000
Elizabeth Magennis	$200,000	$300,000
Christopher Ewing	$180,000	$270,000
Michael McGrover	$106,750	$160,125

Long-Term Incentives – Equity-Based Awards

The Company’s long-term incentive plan (“LTIP”) is designed to be performance-based, align executives with shareholder interest and promote the long-term success of the Company. In March 2019, the Committee approved a target long-term incentive program (split evenly between performance shares and time vested restricted stock).

2019 LTIP Mix–All NEOs

Time-vested restricted stock unit (RSU) awards have a target opportunity but can be granted based on the Compensation Committee’s assessment of business environment, affordability, and corporate and individual performance. The value of awards granted may vary from 0% – 150% of target for that component, based on the Committee assessment. Once granted, restricted stock vests ratably over a three-year period.

Performance-based restricted shares are granted at target and earned based on our three-year performance for the period January 1, 2019 through December 31, 2021. The potential number of shares that can vest will range from 0% to 150% of the target levels depending on our Core Return on Average Assets (Core ROA) performance relative to an industry index. Core ROA was determined by the Compensation Committee to be an effective indicator of executives’ performance and ability to influence the profitability of the Company. Strong ROA over time, particularly relative to industry competitors, enhances the Company’s performance and aligns with shareholder value.

The Industry Index allows for relative comparison of the Company’s performance to the performance of other banks of similar size/region during the same time period. The Industry Index consists of banks in the Mid-Atlantic and Northeast Region with total assets between $2 billion and $10 billion, traded on the NASDAQ or NYSE exchanges.

Performance shares vest after three years based on the Company’s Core ROA performance relative to the Industry Index banks in accordance with the payout scale below:

CNOB Ranking vs. Industry Index	% of Performance Units Earned (2019 – 2021)
75th percentile and above	150%
50th percentile	100%
40th percentile	50%
Below 40th percentile	0%

Below is a summary of the 2019 grants.

Performance shares were issued in March 2019 at target, since vesting is dependent upon actual performance during the three-year period commencing January 1, 2019 and ending December 31, 2021.

Restricted Stock Units were granted in March 2019 based on the Compensation Committee’s holistic reflection of 2018 Company and Individual performance. Considerations in determining the award of restricted stock included continued strong profitability and low operating efficiency ratio, and individual performance contributions that collectively resulted in a strong market positioning for the Company going forward. Based on this assessment, the Committee approved grants at 150% of target.

Grants were approved by the Committee as follows:

	Performance Shares		Restricted Stock Units		Total
Executive	Target # Shares	Grant Value	# Shares	Grant Value	Grant Value
Frank Sorrentino III	16,354	$340,000	24,531	$510,000	$850,000
William S. Burns	5,051	$105,000	7,576	$157,500	$262,500
Elizabeth Magennis	4,810	$100,000	7,215	$150,000	$250,000
Christopher Ewing	4,329	$90,000	6,494	$135,000	$225,000
Michael McGrover	2,567	$53,375	3,851	$80,063	$133,438

Performance shares granted in the first quarter of 2017 were designed to vest on a sliding scale ranging from 0% to 150% of target based on the Company’s relative core return on assets compared to an industry index (i.e., U.S. bank holding companies headquartered in the Northeast and Mid-Atlantic regions with total assets between $1.0 billion and $10.0 billion as of year-end 2016). Based on data reported by S&P Global for the period January 1, 2017 through December 31, 2019, the Company’s actual core return on assets of 1.20% ranked at the 75th percentile resulting in the vesting of 150% of the target performance shares.

Benefits and Other Compensation

Retirement Benefits and Perquisites

One of the goals of the Company’s compensation program is to provide limited retirement benefits to our NEO’s as an additional retention tool. The Company therefore entered into Supplemental Executive Retirement Plans with each of its NEO’s. The benefits under each plan differ based upon a number of factors, including, among others, the participant’s age, the reason for any separation from service, and whether the participant has met the vesting requirements set forth in the plan at the time of any payment triggering event. In addition, Executives participate in the ConnectOne Bank 401(k) Retirement Plan, which is offered to all Bank employees. As stated in the Executive Compensation Objectives and Policies section, the Bank does not place emphasis on perquisites for NEOs, although a car allowance is provided to this group to offset any and all automobile expenses (mileage, tolls, insurance, gas) incurred as part of their job duties.

Employment Agreements

The Company is party to employment agreements with several executives. The following is a summary of those agreements.

Mr. Sorrentino’s Employment Agreement

The employment agreement with Mr. Sorrentino has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Mr. Sorrentino will receive an annual base salary of $735,000, subject to increase as determined by the Board. He will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or Bank will reimburse Mr. Sorrentino for his reasonable business expenses, and provide him with a $1,250 monthly car allowance. In the event that Mr. Sorrentino’s employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to two and a half (2.5) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Sorrentino will receive: (i) a lump sum cash payment equal to three (3) times the sum of Mr. Sorrentino’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid, and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Mr. Burns’ Employment Agreement

The employment agreement with Mr. Burns has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Mr. Burns will receive an annual base salary of $381,000, subject to increase as determined by the Board. He will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or Bank will reimburse Mr. Burns for his reasonable business expenses, and provide him with a $750 monthly car allowance. In the event that Mr. Burns’ employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to two and a half (2.5) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Burns will receive: (i) a lump sum cash payment equal to three (3) times the sum of Mr. Burns’ current base salary and target cash bonus; (ii) a prorated bonus for the year of termination, based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Ms. Magennis’ Employment Agreement

The employment agreement with Ms. Magennis has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Ms. Magennis will receive an annual base salary of $352,000, subject to increase as determined by the Board. She will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or Bank will reimburse Ms. Magennis for her reasonable business expenses, and provide her with a $750 monthly car allowance. In the event that Ms. Magennis’ employment is terminated without “cause” or she resigns for “good cause”, as such terms are defined in the employment agreement, she is entitled to receive a lump sum cash payment equal to one and a half (1.5) times the sum of her current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Ms. Magennis will receive: (i) a lump sum cash payment equal to two (2) times the sum of Ms. Magennis’ current base salary and target cash bonus; (ii) a prorated bonus for the year of termination, based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Mr. Ewing’s Employment Agreement

The employment agreement with Mr. Ewing has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Mr. Ewing will receive an annual base salary of $310,000, subject to increase as determined by the Board. He will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or Bank will reimburse Mr. Ewing for his reasonable business expenses, and provide him with a $750 monthly car allowance. In the event that Mr. Ewing’s employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to three-fourths (0.75) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Ewing will receive: (i) a lump sum cash payment equal to one (1) times the sum of Mr. Ewing’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Roles & Responsibilities

Compensation Committee

The Compensation Committee of the Board of Directors is responsible for discharging the Board’s duties in executive compensation matters and for administering the Company’s incentive and equity-based plans. This includes oversight of the total compensation programs for the Company’s CEO and other executive officers, including all Named Executive Officers. The Committee is comprised solely of independent directors. The Committee receives input and data from Finance and Human Resources functions as well as outside consultants and advisors to provide external reference and perspective.

The Committee reviews all compensation components for the Company’s Chief Executive Officer and other executive officers, including base salary, annual incentive, long-term incentives/equity and other benefits and perquisites. The Committee reviews the Chief Executive Officer’s performance annually and makes decisions regarding the Named Executive Officers’ compensation, including base salary, incentives and equity grants based on this review. The Compensation Committee reviews its decisions with the full Board of Directors.

The Committee has the sole authority and resources to obtain advice and assistance from internal or external legal, human resources, accounting or other advisors, or consultants as it deems desirable or appropriate. The Committee has direct access to outside advisors and consultants throughout the year as they relate to executive compensation. The Committee has direct access to and meets periodically with the compensation consultant independently of management.

Independent Compensation Consultant

The Compensation Committee retains Meridian as its compensation consultant. Meridian reports directly to the Committee and performs no other work for the Company. The Consultant carries out its responsibilities to the Committee as requested by the Committee. The Committee has reviewed and concluded that Meridian’s consultation services comply with the standards adopted by the SEC and by NASDAQ with respect to compensation advisor independence and conflicts of interest.

Management

Although the Committee makes independent determinations on all matters related to compensation of the Named Executive Officers, certain members of management may be requested to attend or provide input to the Committee. Input may be sought from the Chief Executive Officer, Chief Financial Officer, or others to ensure the Committee has the information and perspective it needs to carry out its duties.

In particular, the Committee seeks input from the Chief Executive Officer on matters relating to strategic objectives, Company performance goals and input on his assessment of the Named Executive Officers, including contribution and individual performance of each of his direct reports. The Chief Executive Officer and the Chief Financial Officer often assist the Committee on matters of design, administration and operation of the Company’s compensation programs.

Although executives may provide insight, suggestions or recommendations regarding executive compensation, they are not present during the Compensation Committee’s deliberations or vote. Only Compensation Committee members vote on decisions regarding executive compensation. The Committee regularly meets in executive session without management present. While the Chief Executive Officer makes recommendations on other Named Executive Officers, the Committee is ultimately responsible for approving compensation for all Named Executive Officers. The Chief Executive Officer’s compensation is discussed in executive session without members of management, including the Chief Executive Officer, present.

Additional Information about Our Compensation Practices

As a matter of sound governance, we follow certain practices with respect to our compensation program. We regularly review and evaluate our compensation practices in light of regulatory developments, market standards and other considerations.

Policy on Incentive Compensation Clawback

The Company has a clawback policy requiring the return of incentive compensation in the event of a financial restatement. Specifically, if the Company restates its financial statements, then, to the fullest extent permitted by law, the Company shall require each current or former executive officer, to reimburse such compensation that would have been in excess of that which would have been paid based to him or her upon the financial statements as so restated.

Stock Ownership Guidelines

The Compensation Committee has a stock ownership policy that requires officers with the title Executive Vice President and above, together with members of the Board, to own a significant amount of the Company’s stock. Specific guidelines are:

●	Six (6) times the then annual base salary for the Chief Executive Officer
●	Three (3) times the then annual base salary for the Chief Financial Officer
●	Two (2) times the then annual base salary for other Executive Vice Presidents
●	Directors are expected to achieve ownership equal to five (5) times the sum of (i) the then-current annual cash retainer and (ii) the then-current value of the annual equity award.

The period to achieve compliance is five (5) years from the later of (1) the day the individual become subject to the policy, or (2) the day of adoption of these guidelines, which was December 22, 2015. The Compensation Committee monitors ownership levels and compliance on an annual basis. Below is a summary of shares that qualify for the ownership requirements described above (unexercised stock options and unvested performance shares are excluded):

●	Beneficially owned shares that the individual owns or has voting power over, including the power to vote (including restricted shares), or to direct the voting; and/or, investment power including the power to dispose or to direct the disposition.

●	Shares owned by an individual in the Company’s benefit plans (e.g., 401(k)).

The following table provides each named executive officer’s compliance with the Stock Ownership Guidelines:

	Salary	Required Ownership Guideline	Requirement ($)	Requirement in Shares (1)	Shares owned at 12/31/19
Frank Sorrentino III	$800,000	6x	$4,800,000	186,625	705,266
William S. Burns	$420,000	3x	$1,260,000	48,989	69,394
Elizabeth Magennis	$400,000	2x	$800,000	31,104	67,757
Christopher Ewing	$360,000	2x	$720,000	27,994	17,649
Michael McGrover	$305,000	n.a.	$0	-	13,976
____________________

(1)	Based the Company’s share price as of December 31, 2019.

All executives exceed or are expected to exceed guidelines within the designated time period, which ends December 2020.

Risk Assessment Review

The Committee reviews the structure and components of our compensation arrangements, the material potential sources of risk in our business lines and compensation arrangements, and various policies and practices of the Company that mitigate this risk. Within this framework, the Committee discusses the parameters of acceptable and excessive risk-taking and the general business goals and concerns of the Company. In particular, the Committee focuses on the risks associated with the design of each plan, the mitigation factors that exist for each plan, additional factors that could be considered and an overall risk assessment with respect to the plans. All of our plans have links to corporate or business line results that allow for funding to be adjusted downward, awards are capped, and our governance procedures ensure awards are reviewed for appropriateness before they are distributed.

We have determined our employee compensation plans are not reasonably likely to have a material adverse effect on the Company. Further, it is both the Committee’s and management’s intent to continue to evolve our processes going forward by monitoring regulations and best practices for sound incentive compensation.

Accounting & Tax Treatment of Compensation

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit to the executive.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual non-performance based compensation over $1.0 million paid to their named executive officers. In December 2017, the Tax Cuts and Jobs Act was enacted. Under the Tax Cuts and Jobs Act, the qualified performance-based compensation exception to Section 162(m) that generally provided for the continued deductibility of performance-based compensation was repealed, effective for tax years commencing on or after January 1, 2018. Accordingly, commencing with our fiscal year ended December 31, 2018, compensation to our NEOs in excess of $1,000,000 not awarded prior to November 2, 2017, will generally not be deductible. The Committee will continue to evaluate the impact of the elimination of the performance-based exemption on its compensation programs. The Committee may award compensation in the future that is not fully deductible under Section 162(m) if the Committee believes that such compensation will help the Company achieve its business objectives and serve the best interests of its shareholders.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement with management. Based on the Compensation Committee’s review of and discussion with management with respect to the CD&A, the Compensation Committee has recommended to the Board of Directors of the Company that the CD&A be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.

The foregoing report is provided by the Compensation Committee of the Board of Directors:

Stephen T. Boswell (Chair)
Katherin Nukk-Freeman
William A. Thompson

Summary Compensation Table

The following table sets forth for the prior three years the compensation paid to (a) the Company’s Chief Executive Officer and Chief Financial Officer and our three other most highly compensated executive officers earning in excess of $100,000 serving as of the fiscal year ended December 31, 2019, (collectively the “Named Executive Officers”):

Summary Compensation Table
		Salary	Bonus	Stock Awards (1)	Option Awards	Non-equity incentive plan compensation	Change in pension value and non-qualified deferred compensation earnings	All other compensation (2)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Frank Sorrentino III, Chairman, President and Chief Executive Officer	2019	800,000	0	849,999	0	780,000	125,191	32,597	2,587,787
	2018	800,000	-	749,986	-	540,000	-	26,815	2,116,801
	2017	735,000	-	620,156	-	551,250	-	25,680	1,932,086
William S. Burns, Executive Vice President, Chief Financial Officer	2019	420,000	-	262,515	-	315,000	86,908	28,073	1,112,496
	2018	411,000	-	205,499	-	221,940	-	20,830	859,269
	2017	381,000	-	171,450	-	228,600	-	17,710	798,760
Elizabeth Magennis, Executive Vice President, Chief Lending Officer	2019	400,000	-	250,000	-	300,000	19,330	24,916	994,246
	2018	385,000	-	192,489	-	207,900	-	18,062	803,451
	2017	352,000	-	158,400	-	211,200	-	15,655	737,255
Chris Ewing, Executive Vice President, Chief Operations Officer	2019	360,000	-	225,010	-	270,000	64,404		946,011
	2018	340,000	-	170,011	-	183,600	-	19,894	713,505
	2017	310,000	-	139,500	-	186,000	-	14,766	650,266
Michael McGover, First Senior Vice President, Chief Credit Officer	2019	305,000	-	133,430	-	160,125	31,556		654,919
	2018	295,000	-	110,603	-	119,475	-	17,328	542,406
	2017	276,000	-	93,150	-	124,200	-	17,611	510,961

(1)	Stock awards reported in 2019 reflect the grant date fair value of the restricted stock and restricted stock unit awards under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (“ASC Topic 718”) granted by the Compensation Committee under the Equity Incentive Plan, which permits the Compensation Committee to determine to pay awards, in whole or in part, in the form of grants of stock-based awards under the Long-Term Stock Incentive Plan, which consists of both time based and performance based awards. Time based restricted stock award units reported in this column for each of our NEOs was as follows: Mr. Sorrentino $510,000; Mr. Burns, $157,505; Ms. Magennis, $150,000; Mr. Ewing, $135,010; and Mr. McGrover, $80,062. These values are based on probable outcome values of awards. Restrictions on time based restricted stock awards lapse at the rate of one-third each year over a three-year period. Restrictions on performance-based awards lapse based on achievement of the performance goals set forth in the performance restricted stock unit award agreement based on performance as compared to peer groups. The value of these awards on the grant date assuming probable outcome and the maximum achievement of performance goals are as follows:

Name	Target Value at Grant Date	Maximum Value at Grant Date
Frank Sorrentino III	$340,000	$510,000
William S. Burns	105,010	157,515
Elizabeth Magennis	100,000	150,000
Christopher Ewing	90,000	135,000
Michael McGrover	53,368	80,052

(2)	Mr. Sorrentino’s total includes a $15,000 annual car allowance for 2017, 2018 and 2019.

POST-TERMINATION BENEFITS

Employment Agreements

The Company and the Bank are parties to employment agreements with Messrs. Frank Sorrentino III, our Chairman, Chief Executive Officer, and President, William S. Burns our Executive Vice President and Chief Financial Officer, Christopher Ewing, our Executive Vice President and Chief Operations Officer, and Ms. Elizabeth Magennis, our Executive Vice President and Chief Lending Officer. Each of these agreements include provisions with respect to post-termination benefits, as described below.

In the event that Mr. Sorrentino’s employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to two and a half (2.5) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Sorrentino will receive: (i) a lump sum cash payment equal to three (3) times the sum of Mr. Sorrentino’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid, and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Mr. Sorrentino assuming a triggering termination of employment occurred on December 31, 2019, and calculated based on actual performance meeting targeted objectives. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

Payments and Benefits	Involuntary Termination without Cause or Resignation for Good Reason	Change in Control	Involuntary Termination without Cause or Resignation for Good Reason following a Change in Control
Cash Compensation	$3,820,000	$0	$4,480,000
Value of Continued Health and Welfare Benefits	$23,315	$0	$23,315
Acceleration of Stock Awards	$0	$1,985,232	$1,985,232
Acceleration of Benefits Pursuant to Supplemental Executive Retirement Plan	$0	$0	$1,026,849	*

*	Pursuant to the Supplemental Executive Retirement Plan, Mr. Sorrentino’s benefit will accelerate upon a change of control if followed by a separation of service within 2 years of the date thereof, irrespective of whether it was a termination “without cause” or a resignation for “good reason.”

In the event that Mr. Burns’ employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to two and a half (2.5) times the sum of his current base salary and target cash bonus; (ii) a prorated target bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Burns will receive: (i) a lump sum cash payment equal to three (3) times the sum of Mr. Burns’ current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Mr. Burns assuming a triggering termination of employment occurred on December 31, 2019, and calculated based on actual performance meeting targeted objectives. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

Payments and Benefits	Involuntary Termination without Cause or Resignation for Good Reason	Change in Control	Involuntary Termination without Cause or Resignation for Good Reason following a Change in Control
Cash Compensation	$1,785,000	$0	$2,100,000
Value of Continued Health and Welfare Benefits	$31,120	$0	$31,120
Acceleration of Stock Awards	$0	$581,658	$581,658
Acceleration of Benefits Pursuant to Supplemental Executive Retirement Plan	$0	$0	$439,282	*

*	Pursuant to the Supplemental Executive Retirement Plan, Mr. Burns’ benefit will accelerate upon a change of control if followed by a separation of service within 2 years of the date thereof, irrespective of whether it was a termination “without cause” or a resignation for “good reason.”

In the event that Ms. Magennis’ employment is terminated without “cause” or she resigns for “good cause”, as such terms are defined in the employment agreement, she is entitled to receive a lump sum cash payment equal to one and a half (1.5) times the sum of her current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Ms. Magennis will receive: (i) a lump sum cash payment equal to two (2) times the sum of Ms. Magennis’ current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Ms. Magennis assuming a triggering termination of employment occurred on December 31, 2019, and calculated based on actual performance meeting targeted objectives. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

Payments and Benefits	Involuntary Termination without Cause or Resignation for Good Reason	Change in Control	Involuntary Termination without Cause or Resignation for Good Reason following a Change in Control
Cash Compensation	$1,100,000	$0	$1,400,000
Value of Continued Health and Welfare Benefits	$12,049	$0	$12,049
Acceleration of Stock Awards	$0	$548,402	$548,402
Acceleration of Benefits Pursuant to Supplemental Executive Retirement Plan	$0	$0	$344,807	*

*	Pursuant to the Supplemental Executive Retirement Plan, Ms. Magennis’ benefit will accelerate upon a change of control if followed by a separation of service within 2 years of the date thereof, irrespective of whether it was a termination “without cause” or a resignation for “good reason.”

In the event that Mr. Ewing’s employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to three-fourths (0.75) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Ewing will receive: (i) a lump sum cash payment equal to one (1) times the sum of Mr. Ewing’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Mr. Ewing assuming a triggering termination of employment occurred on December 31, 2019, and calculated based on actual performance meeting targeted objectives. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

Payments and Benefits	Involuntary Termination without Cause or Resignation for Good Reason	Change in Control	Involuntary Termination without Cause or Resignation for Good Reason following a Change in Control
Cash Compensation	$585,000	$0	$720,000
Value of Continued Health and Welfare Benefits	$31,890	$0	$31,890
Acceleration of Stock Awards	$0	$544,784	$544,784
Acceleration of Benefits Pursuant to Supplemental Executive Retirement Plan	$0	$0	$376,959	*

*	Pursuant to the Supplemental Executive Retirement Plan, Mr. Ewing’s benefit will accelerate upon a change of control if followed by a separation of service within 2 years of the date thereof, irrespective of whether it was a termination “without cause” or a resignation for “good reason.”

In addition, the Registrant is also a party to a Supplemental Executive Retirement Plan with Michael McGrover, its First Senior Vice President & Chief Credit Officer. Pursuant thereto, Mr. McGrover’s benefit will accelerate upon a change of control if followed by a separation of service within 2 years of the date thereof. The potential payment to Mr. McGrover, assuming a triggering separation of employment following a change of control occurred on December 31, 2019 is $159,501.

CEO Pay Ratio

Frank Sorrentino III, our Chairman, President and Chief Executive Officer, had fiscal 2019 total compensation of $2,587,787, as reflected in the Summary Compensation Table above. We estimate that the median annual compensation for all Company employees, excluding Mr. Sorrentino, was $70,167 for 2019, based on a median total cash compensation as of December 1, 2019. As a result, Mr. Sorrentino’s 2019 annual compensation was approximately 36.9 times that of the median annual compensation for all employees.

Grants of Plan-Based Awards

The following table represents the grants of awards to the Named Executive Officers in 2019:

Grants of Plan-Based Awards
		Estimated future payouts under non- equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of stock or units (#) (i)	All other stock awards: Number of securities underlying options (#) (j)	Exercise or base price of option awards ($/Sh) (k)	Grant date fair value of stock and option awards (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Frank Sorrentino III	3/19/2019							24,531			510,000
	3/19/2019				8,177	16,354	24,531				340,000
William S. Burns	3/19/2019							7,576			157,505
	3/19/2019				2,526	5,051	7,577				105,010
Elizabeth Magennis	3/19/2019							7,215			150,000
	3/19/2019				2,405	4,810	7,215				100,000
Chris Ewing	3/19/2019							6,494			135,010
	3/19/2019				2,165	4,329	6,494				90,000
Michael McGrover	3/19/2019							3,851			80,062
	3/19/2019				1,284	2,567	3,851				53,368

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, for each of the Named Executive Officers, information regarding outstanding stock options and stock awards at December 31, 2019:

Outstanding Equity Awards at Fiscal Year-End
	Option Awards					Stock Awards
Name (a)	Number of securities underlying unexercised options (#) exerciseabe (#) (b)	Number of securities underlying unexercised options (#) unexerciseable (#) (c)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (#) (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (j)
Frank Sorrentino	24,567	-	-	6.99	1/24/2022	5,048	129,835	78,196	2,011,197
William S. Burns	-	-	-			1,395	35,879	22,895	588,847
Elizabeth Magennis	5,158	-	-	6.99	1/24/2022	1,290	33,179	21,580	555,025
Chris Ewing	-	-	-			1,135	29,192	19,249	495,080
Michael McGrover	-	-	-			759	19,521	11,970	307,877

Options Exercised and Stock Vested

The following table sets forth certain information regarding exercises of options or vesting of restricted shares during the Company’s fiscal year ended December 31, 2019 by our Named Executive Officers:

	Option awards		Stock awards
Name (a)	Number of shares acquired on exercise (#) (b)	Value realized on exercise ($) (c)	Number of shares acquired on vesting (#) (d)	Value realized on vesting ($) (e)
Frank Sorrentino III	10,000	147,700	15,315	299,535
William S. Burns	-	-	5,129	100,564
Elizabeth Magennis	2,504	36,383	4,734	92,818
Chris Ewing	-	-	4,477	88,002
Michael McGrover	-	-	2,688	52,681

Nonqualified Deferred Compensation

Supplemental Executive Retirement Plan

Each of the Company’s named executive officers are parties to a Supplemental Executive Retirement Plan Agreement and a Split Dollar Life Insurance Agreement. Subject to its terms and conditions, each Supplemental Executive Retirement Plan agreement is an unfunded promise intended to provide each of the participants with certain supplemental benefits upon retirement, or if earlier, upon his or her separation from service for certain qualifying terminations of employment. The amount and timing of payment of the supplemental retirement benefits vary based on a number of factors, including, among others, the participant’s age, the reason for any separation from service, and whether the participant has met the vesting requirements set forth in the agreement at the time of any payment triggering event.

The benefit amount payable to each Participant is a certain percentage of the Executive’s final salary, as defined in the Plan, exclusive of bonus, incentive compensation, and benefits as of the date of the termination of employment), as follows:

Participant	Final Salary Percentage
Frank Sorrentino III	25%
William S. Burns	20%
Elizabeth Magennis	20%
Christopher Ewing	20%
Michael McGrover	10%

Split Dollar Life Insurance Agreement

Pursuant to each of the Split Dollar Life Insurance Agreements, each named executive officer’s designated beneficiary will be entitled to share in the death proceeds payable under a life insurance policy owned by the Bank in the event of the participant’s death while the Agreement remains in effect. The amounts payable to the participants’ beneficiaries vary among the participants, and the age at which a participant dies.

The following table sets forth certain information regarding nonqualified deferred compensation benefits to NEOs of the Company during the Company’s fiscal year ended December 31, 2019:

Nonqualified Deferred Compensation
Name (a)	Executive contributions in 2019 ($) (b)	Registrant contributions in 2019 ($) (c)	Aggregate earnings in 2019 ($) (d)	Aggregate withdrawals/ distributions ($) (e)	Aggregate balance at last 2019 ($) (f)
Frank Sorrentino III	-	125,191	-	-	125,191
William S. Burns	-	86,908	-	-	86,908
Elizabeth Magennis	-	19,330	-	-	19,330
Chris Ewing	-	64,404	-	-	64,404
Michael McGrover	-	31,556	-	-	31,556

Director Compensation

The following table sets forth certain information regarding compensation earned by or paid to the Directors during the Company’s fiscal year ended December 31, 2019:

Director Compensation
Name (a)	Fees earned or paid in cash ($) (b)	Stock Awards ($) (c)	Options awards ($) (d)	Non-equity incentive plan compensation ($) (e)	Change in pension value and nonqualified deferred compensation earnings ($) (f)	All other compensation ($) (g)	Total ($) (h)
Frank W. Baier	77,375	41,405					118,780
Stephen T. Boswell	98,125	41,405					139,530
Frederick Fish	34,500	41,405					75,905
Frank Huttle III	56,875	41,405					98,280
Michael Kempner	43,750	41,405					85,155
Nicolas Minoia	85,750	41,405					127,155
Joseph Parisi Jr.	43,750	41,405					85,155
Harold Schechter	45,875	41,405					87,280
William A. Thompson	47,750	41,405					89,155
Alexander Bol	34,750	41,405					76,155
Katherin Nukk-Freeman	64,750	41,405					106,155

We pay the non-employee members of the Company’s Board an annual fee of $45,000. Board members serving on committees also receive $1,000. Committee Chairs also receive an additional stipend for this service in this role. Our Directors are also eligible to participate in our equity compensation plans. Each board member was awarded 2,131 restricted shares subject to forfeiture in 2019.

Interest of Management and Others in Certain Transactions; Review, Approval or Ratification of Transactions with Related Persons

Under its charter, the Audit and Risk Committee reviews and approves all related party transactions, other than extensions of credit by the Bank in the ordinary course of its business. Under banking regulation, those extensions of credit must be approved by the full Board of Directors. For additional procedures, see the Audit and Risk Committee charter, which is available to shareholders on the Company’s website at www.connectonebank.com under “For Shareholders” and then under “Documents and Notifications.”

By “related party transaction,” we mean a transaction between the Company or any of its subsidiaries, on the one hand, and an executive officer, director or immediate family member of an executive officer or a director, on the other hand.

The Bank has made in the past and, assuming continued satisfaction of generally applicable credit standards, expects to continue to make loans to directors, executive officers and their associates (i.e. corporations or organizations for which they serve as officers or directors or in which they have beneficial ownership interests of ten percent or more). These loans have all been made in the ordinary course of the Bank’s business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with the Company and do not involve more than the normal risk of collectability or present other unfavorable features.

We utilize the MWW Group to provide advertising and public relations assistance and advice. Michael Kempner, one of our directors, is the President and CEO of the MWW Group, Inc. During 2019, we paid the MWW Group a total of $397,483 for its services, including marketing, branding and related services. We believe the fees charged the Bank by the MWW Group are at least as favorable to the Bank as we could receive from an unaffiliated third party. We have continued to use the services of the MWW Group during 2020.

We utilize Otterstedt Insurance Agency (“Otterstedt”), of which one of our directors Joseph Parisi, Jr. serves as Chairman of the Board and CEO. During 2019, we paid Otterstedt a total of $149,715 in commissions attributable to Otterstedt. We believe the commissions charged the Bank by Otterstedt are at least as favorable to the Bank as we could receive from an unaffiliated third party. We have continued to use Otterstedt during 2020.

Members of our Board of Directors, including our Chairman and CEO Frank Sorrentino III and Messrs. Boswell, Huttle, Kempner and Parisi, are, either directly or through their interests in family limited liability companies, members of a limited liability company that is the sole member of two other limited liability companies which each own one of our branch locations, each of which are leased by the Bank. Our Board members collectively own 55.5% of the membership interests in this limited liability company. Each of Messrs. Sorrentino, Huttle, Parisi, and Kempner owns an 11.1% interest in the limited liability company. No director is the managing member or a manager or officer or any of the limited liability companies which serve as the landlords or the parent limited liability company.

The lease for our Cresskill branch has an initial term ending on June 30, 2026. The Bank has the option to extend the lease term for up to three additional five-year periods, or a total of fifteen additional years. The initial rent for the branch was $157,795 per year, and the rent will increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. In 2019, the rent was reset to $18,617 which was equal to the greater of the prior year’s rent, or the “market rent” as defined under the lease, and will thereafter increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. During any option period, the rent will be reset to the greater of the prior year’s rent or the “market rent”, as defined in the lease, and will then increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. For 2019, the Bank paid total rent of $223,333 for the Cresskill branch.

The lease for our John Street, Hackensack branch has a term ending on December 31, 2021. The Bank has the option to extend the lease term for up to two additional five-year periods, or a total of ten additional years. The initial rent for the branch was $148,000 per year, and the rent will increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. During any option period, the rent will be reset to the greater of the prior year’s rent or the “market rent”, as defined in the lease, and will then increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. For 2018, the Bank paid total rent of $251,375 for the John Street, Hackensack branch.

Nicholas Minoia, a member of our Board of Directors is a member of a limited liability company which owns our Summit, New Jersey branch. Mr. Minoia owns approximately 50% of the membership interests in this limited liability company, and serves as its manager. The lease for the Summit branch has a term ending on February 1, 2024. The Bank has the option to extend the lease term for up to three additional five-year periods, or a total of fifteen additional years. The initial rent for the branch was $81,000 per year, and the rent will increase as set forth in the lease. During any option period, the rent will be as per the amounts set forth in the lease. For 2019, the Bank paid total rent of $135,310 for the Summit, New Jersey branch.

Daniel Rifkin, a member of our Board of Directors, is a member of a limited liability company which owns the Bardonia branch. Mr. Rifkin owns approximately 50% of the membership interests in this limited liability company, and does not serve as its managing member. The lease for the Bardonia branch has a term ending on August 31, 2028. The Bank has the option to extend the lease term for one additional five-year period. The Bank also has the ability to terminate the second floor office space portion of the Lease upon ninety (90) days written notice, and upon payment of certain sums, calculated in accordance with the lease. The rent paid by GHB in 2019 was $254,870, and will increase three (3%) percent yearly, including any extension terms. In the event that the Bank exercises the option to terminate occupancy rights to the second floor office space, the rent will be adjusted as set forth in the lease.

PROPOSAL 2
APPROVAL, ON AN ADVISORY BASIS, OF COMPENSATION OF THE COMPANY’S
EXECUTIVE OFFICERS

Under Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, companies with securities registered with the Securities and Exchange Commission under the Exchange Act are required to provide shareholders the opportunity to vote on a non-binding advisory proposal to approve the compensation of executives. The Company has determined to implement this requirement by providing shareholders a simple vote that indicates their position (by a yes or no vote) with respect to our executive compensation.

Our Board of Directors annually reviews and approves corporate and/or individual goals and objectives relevant to the compensation of our executive officers, evaluates performance in light of those goals and objectives, and determines compensation levels based on this evaluation, as described elsewhere in this proxy statement. In determining any long-term incentive component of compensation, the Board will consider all such factors as it deems relevant, such as performance and relative shareholder return, the value of similar incentive awards at comparable companies and the awards granted in previous years. We also believe that both the Company and shareholders benefit from these compensation policies.

The Board recommends that shareholders approve, in an advisory vote, the following resolution:

“Resolved, that the shareholders approve the executive compensation of the Company, as described in this proxy statement, including the tabular disclosure regarding executive officers in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board. However, the Board will take into account the outcome of the vote when considering future executive compensation arrangements.

RECOMMENDATION

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ADVISORY PROPOSAL SET FORTH ABOVE.

PROPOSAL 3
AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION REGARDING VOTING
STANDARD

After careful consideration, the Board has determined that it is in the best interests of the Company and its stockholders to amend the Company’s Restated Certificate of Incorporation to implement a majority voting standard for certain corporate transactions. The following information describes the material changes to Company’s existing restated certificate of incorporation, and is not intended to cover every detailed aspect of such changes. We qualify this discussion in its entirety by reference to the Company’s form of Certificate of Amendment, which we incorporate by reference in this proxy statement. A copy of the Company’s Certificate of Amendment is attached hereto as Exhibit A.

Under the provisions of the current Certificate of Incorporation, certain corporate transactions, namely a merger, consolidation, liquidation or dissolution, require the affirmative vote of at least two-thirds of the outstanding shares of Common Stock. As written, this applies to all subject transactions, even when the Company is the acquirer in a merger or consolidation, or in other circumstances when shareholder approval would not otherwise be necessary under New Jersey law or NASDAQ marketplace rules. This requirement could inhibit the Company’s ability to grow through future acquisitions, and adds considerable expense to any potential acquisition. Accordingly the Board recommends deleting this Article, to provide maximum flexibility in structuring and effecting mergers, acquisitions and dispositions.

If this proposal is approved by the shareholders, then, upon filing of the Certificate of Amendment, the voting requirement in the event of a merger, consolidation, liquidation or dissolution will be the affirmative vote of a majority of the votes cast at a meeting held for such purpose, assuming a quorum has been established. Abstentions and broker non-votes will have the same effect as a “no” vote.

REQUIRED VOTE

THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO IMPLEMENT A MAJORITY VOTING STANDARD REQUIRES AN AFFIRMATIVE VOTE OF SIXTY SIX AND TWO THIRDS PERCENT (66 2/3%) OF THE OUTSTANDING SHARES OF THE COMPANY.

RECOMMENDATION

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION TO IMPLEMENT A MAJORITY VOTING STANDARD FOR SPECIFIED CORPORATE TRANSACTIONS.

PROPOSAL 4
ADOPTION OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Board of Directors regularly reviews the Company’s governance documents and policies. As a result of this review, the Board has proposed to adopt an Amended and Restated Certificate of Incorporation to eliminate certain legacy provisions which, due to the passage of time or subsequent events, have been rendered moot.

Specifically, the Board of directors has unanimously approved a Restated Certificate of Incorporation which deletes certain provisions with respect to (i) the two series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” (the “Series A Preferred Stock”) and the “Senior Non-Cumulative Perpetual Preferred Stock, Series B” (the “Series B Preferred Stock”), and (ii) equal representation on the Board of Directors by former directors of Legacy ConnectOne, Inc. and the Company until the 2017 annual general meeting.

The Series A Preferred Stock and the Series B Preferred Stock had been created and issued to the U.S. Treasury pursuant to the participation by the Company in the U.S. Government’s Troubled Asset Relief Program (“TARP”) and the Small Business Lending Fund (“SBLF”) Program respectively. The shares of Series A Preferred Stock issued to the Treasury were redeemed by the Company on September 15, 2011,The Company redeemed all of the issued and outstanding shares of Series B Preferred Stock on March 11, 2016. In view of such redemption, the provisions in the Company’s Certificate of Incorporation regarding the Series A Preferred Stock and the Series B Preferred Stock are no longer needed. Consequently, the Board proposes to delete sections 5 and 6 of Article Fourth of the Restated Certificate of Incorporation.

With respect to the make up of the Board, the Company’s current Restated Certificate of Incorporation contains provisions requiring an equal allocation between directors of the Company and former directors of Legacy ConnectOne Bancorp, Inc., with certain exceptions, until the 2017 annual meeting of shareholders. These provisions have been rendered moot due to the passage of time. Accordingly, the Board proposes to delete such provisions.

The foregoing description describes the material changes to be implemented in connection with the adoption of the Restated Certificate of Incorporation and is not intended to cover every detailed aspect of such changes. We qualify this discussion in its entirety by reference to the Company’s form of Restated Certificate of Incorporation incorporate by reference in this proxy statement. A copy of the Company’s Restated Certificate of Incorporation is attached hereto as Exhibit B, and assumes the adoption of Proposal 3.

Required Vote

THE PROPOSAL TO AUTHORIZE THE ADOPTION OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION REQUIRES AN AFFIRMATIVE VOTE OF THE MAJORITY OF THE SHARES REPRESENTED ONLINE OR BY PROXY AT THE ANNUAL MEETING.

RECOMMENDATION

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ADOPTION OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION WITH THE AMENDMENTS SET FORTH ABOVE.

PROPOSAL 5
RATIFICATION OF INDEPENDENT AUDITORS

The Audit and Risk Committee has appointed the firm of Crowe LLP (formerly known as Crowe Horwath LLP) to act as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending December 31, 2020. This appointment will continue at the pleasure of the Audit and Risk Committee and is presented to the shareholders for ratification as a matter of good governance. In the event that this appointment is not ratified by our shareholders, the Audit and Risk Committee will consider that fact when it selects independent auditors for the following fiscal year.

Crowe LLP has served as our independent registered public accounting firm since the closing of the Merger on July 1, 2014, and one or more representatives of Crowe LLP will be present at the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from shareholders.

The following table sets forth a summary of the fees billed or expected to be billed to the Company by Crowe for professional services rendered for the years ended December 31, 2019 and 2018.

PRINCIPAL ACCOUNTING FIRM FEES

Aggregate fees billed to the company for the fiscal years ended December 31, 2019 and 2018 by the Company’s principal accounting firm are shown in the following table:

	Fiscal Year Ended December 31
	2019	2018
Audit Fees	$530,400	$518,965
Audit Related Fees	125,000	30,000
Tax Fees (1)	19,000	23,001
Other Fees	100,000	80,150
Total Fees	$774,400	$652,116
____________________

(1)	Consists of tax filing and tax related compliance and other advisory services.

Required Vote

THE PROPOSAL TO RATIFY THE SELECTION OF CROWE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2020 FISCAL YEAR REQUIRES AN AFFIRMATIVE VOTE OF THE MAJORITY OF THE SHARES REPRESENTED ONLINE OR BY PROXY AT THE ANNUAL MEETING AND ENTITLED TO VOTE ON THE PROPOSAL.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF CROWE LLP AS THE COMPANY’S INDEPENDENT AUDITORS

SHAREHOLDER PROPOSALS

Proposals of shareholders to be included in the Company’s 2021 proxy material must be received by the secretary of the Company no later than December 22, 2020.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. The Company believes that all persons associated with the Company and subject to Section 16(a) have made all required filings on a timely basis for the fiscal year ended December 31, 2019, except for (i) Director Stephen T. Boswell, who was late by one day with respect to his Form 4 Statement Of Changes In Beneficial Ownership for the transaction occurring on September 12, 2019, and (ii) Frank Sorrentino III, William S. Burns, Elizabeth Magennis, Christopher Ewing, Michael McGrover, and Laura Criscione, who were each late with respect to the reporting of a restricted stock grant occurring on March 15, 2018, and the tax withholding resulting from the one-third (1/3) vesting of such grant on March 18, 2019; in each case due to a clerical error.

OTHER MATTERS

The Board of Directors is not aware of any other matters which may come before the Annual Meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

Exhibit A

FORM OF
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
CONNECTONE BANCORP, INC.

To:	Division of Revenue State of New Jersey

In accordance with the provisions of Section 14A:9-2(4) of the New Jersey Business Corporation Act, the undersigned Corporation executes the following Certificate of Amendment to the Certificate of Incorporation:

1. The name of the Corporation is ConnectOne Bancorp, Inc.,

2. Article THIRTEENTH of the Certificate of Incorporation is amended and restated in its entirety to read as follows: [Intentionally Deleted]

3. This Amendment to the Certificate of Incorporation was duly adopted by the shareholders of the Corporation on the 21st day of May 2020.

4. The total number of shares entitled to vote on this Amendment to the Certificate of Incorporation is 39,665,920.

5. The number of shares voting for and against such Amendments to the Certificate of Incorporation are as follows:

Article	Number of Shares Voting For the Amendment	Number of Shares Voting Against the Amendment	Number of Shares Abstaining	Broker Non- Votes

IN WITNESS WHEREOF, I, Frank Sorrentino III, Chairman, President and Chief Executive Officer, have signed this Certificate of Amendment to the Certificate of Incorporation on the [___] day of May 2020.

CONNECTONE BANCORP, INC.

By:
Frank Sorrentino III
Chairman, President and Chief Executive
Officer

Exhibit B

RESTATED CERTIFICATE OF INCORPORATION
OF
CONNECTONE BANCORP, INC.

(New Jersey Business ID Number: 0100181324)
Pursuant to N.J.S.A. 14A:9-5(2)

Dated as of: May [__], 2020

The undersigned corporation certifies that it has adopted the following Restated Certificate of Incorporation:

First: Corporate Name. The name of the corporation is ConnectOne Bancorp, Inc.

Second: Registered Office and Agent. The address of the corporation’s registered office in the State of New Jersey is 301 Sylvan Avenue, Englewood Cliff, New Jersey 07632. The name of its registered agent at such address is Frank Sorrentino III.

Third: Corporate Purposes. The purpose or purposes for which the corporation is organized are:

(a) To act as a bank holding company, with all of the rights, powers and privileges, and subject to all of the limitations, specified in any applicable state or federal legislation from time to time in effect; and

(b) To engage in any other activities within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

Fourth: Capitalization. The total number of shares of stock which the Corporation shall have authority to issue is Fifty-Five Million (55,000,000) shares, of which Fifty Million (50,000,000) shares are designated as Common Stock, no par value (“Common Stock”), and Five Million (5,000,000) shares are designated as Preferred Stock, no par value (“Preferred Stock”). The board of directors is authorized to issue the Preferred Stock from time to time in one or more classes or series thereof, each such class or series to have voting powers (if any), conversion rights (if any), designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the board of directors and stated and expressed in a resolution or resolutions thereof providing for the issuance of such Preferred Stock. Shares of the authorized capital stock may be issued from time to time for such consideration as may be fixed from time to time by the Board of Directors. Subject to the powers, preferences and rights of any Preferred Stock, including any class or series thereof, having preferences or priority over, or rights superior to, the Common Stock and except as otherwise provided by law, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation. In furtherance of the immediately preceding sentence:

1. General. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges. The voting, dividend, liquidation and other rights of the holders of the Common Stock are subject to, and qualified by, the rights of the holders of the Preferred Stock, if any.

2. Voting. The holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders, except as otherwise required by law. Except as provided by law or this Certificate of Incorporation, holders of Common Stock shall vote together with the holders of Preferred Stock as a single class on all matters. There shall be no cumulative voting.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors in its sole discretion, subject to provisions of law, the provisions of this Certificate of Incorporation, and the relative rights and preferences of any shares of Preferred Stock authorized and issued hereunder.

4. Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Stock shall be entitled, subject to the rights and preferences, if any, of any holders of shares of Preferred Stock authorized and issued hereunder, to share, ratably in proportion to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.

Fifth: Board of Directors. The number of directors constituting the current Board of Directors of the corporation consists of twelve (12); and the names and addresses of the directors are:

Name	Address

Frank S. Sorrentino III	301 Sylvan Avenue, Englewood Cliffs, NJ 07632
Frank W. Baier	301 Sylvan Avenue, Englewood Cliffs, NJ 07632
Alexander A. Bol	301 Sylvan Avenue, Englewood Cliffs, NJ 07632
Stephen T. Boswell	301 Sylvan Avenue, Englewood Cliffs, NJ 07632
Frank Huttle III	301 Sylvan Avenue, Englewood Cliffs, NJ 07632
Michael W. Kempner	301 Sylvan Avenue, Englewood Cliffs, NJ 07632
Nicholas Minoia	301 Sylvan Avenue, Englewood Cliffs, NJ 07632
Katherin Nukk-Freeman	301 Sylvan Avenue, Englewood Cliffs, NJ 07632
Joseph C. Parisi Jr.	301 Sylvan Avenue, Englewood Cliffs, NJ 07632
Daniel E. Rifkin	301 Sylvan Avenue, Englewood Cliffs, NJ 07632
Mark Sokolich	301 Sylvan Avenue, Englewood Cliffs, NJ 07632
William A. Thompson	301 Sylvan Avenue, Englewood Cliffs, NJ 07632

Sixth: No Cumulative Voting Rights. Cumulative voting for the election of directors shall not be permitted.

Seventh: Indebtedness. The corporation shall have authority to borrow money and the Board of Directors, without the approval of the shareholders and acting within their sole discretion, shall have the authority to issue debt instruments of the corporation upon such terms and conditions and with such limitation as the Board of Directors deems advisable. The authority of the Board of Directors shall include, but not be limited to, the power to issue convertible debentures.

Eighth: The Board of Directors may, if it deems advisable, oppose a tender, or other offer for the corporation’s securities, whether the offer is in cash or in securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any and all of the following:

(1) Whether the offer price is acceptable based on the historical and present operating results or financial conditions of the corporation.

(2) Whether a more favorable price could be obtained for the corporation’s securities in the future.

(3) The impact which an acquisition of the corporation would have on its employees, depositors and customers of the corporation and its subsidiaries in the community which they serve.

(4) The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation’s stock.

(5) The value of the securities, if any, which the offeror is offering in exchange for the corporation’s securities, based on an analysis of the worth of the corporation as compared to the corporation or other entity whose securities are being offered.

(6) Any antitrust or other legal and regulatory issues that are raised by the offer.

If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any and all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the corporation’s securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

Ninth: Preemptive Rights. No holder of common stock of the corporation, as such, shall be entitled, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever, any rights or options to purchase stock of any class whatsoever, or any securities convertible into, exchangeable for or carrying rights or options to purchase stock of any class whatsoever, whether now or hereafter authorized, and whether issued for cash or other consideration, or by way of dividend.

Tenth: Number of Directors. The By-Laws shall specify the number of directors. Any vacancy in the Board, including a vacancy created by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board, or by a sole remaining director.

Eleventh: Election of Directors. Except as may be provided in the By-Laws, and as above, at each annual meeting of shareholders of the Corporation, the directors shall be elected for terms expiring at the next annual meeting of shareholders.

Twelfth: Indemnification. Every person who is or was a director, officer, employee, or agent of the corporation or any of corporation which he served as such at the request of the corporation, shall be indemnified by the corporation to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him, in connection with any proceeding to which he may be made, or threatened to be made, a party, or in which he may become involved by reason of his being or having been a director, officer, employee or agent of the corporation, or of such other corporation, whether or not he is a director, officer, employee or agent of the corporation or such other corporation at the time the expenses or liabilities are incurred.

Thirteenth:: So long as permitted by law, no director of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that this paragraph fourteen shall not relieve any person from liability to the extent provided by applicable law for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit. No amendment to or repeal of this paragraph fourteen and no amendment, repeal or termination of effectiveness of any law authorizing this paragraph fourteen shall apply to or have any effect on the liability or alleged liability of any director or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or termination of effectiveness.

Fourteenth: So long as permitted by law, no officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that this paragraph fifteen shall not relieve any person from liability to the extent provided by applicable law for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this paragraph fifteen and no amendment, repeal or termination of effectiveness of any law authorizing this paragraph fifteen shall apply to or have any effect on the liability or alleged liability of any officer for or with respect to any acts or omissions of such officer occurring prior to such amendment, repeal or termination of effectiveness.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned corporation has caused this Restated Certificate of Incorporation to be executed on its behalf by its duly authorized officer as of the date first written above.

CONNECTONE BANCORP, INC.

By:
Name:
Title: